As filed with the Securities and Exchange Commission on June 23, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

JOHN WILEY & SONS, INC.
(Exact name of Registrant as specified in its charter)

New York                                                                    13-5593032
(State or other jurisdiction of                                 (I.R.S. Employer Identification Number)
incorporation or organization)

John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030
 (Address, including zip code, of Registrant's principal executive office)

2009 Key Employee Stock Plan
2009 Director Stock Plan
(Full title of the plans)
___________________

Gary M. Rinck, Esq.
Senior Vice President and General Counsel
John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030
 (201) 748-6000

(Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

Copies to:
Elizabeth Ising, Esq.
Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue N.W.
Washington, D.C.  20036
(202) 955-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $1.00 par value per share (a)…………………….	8,000,000(b)	$39.17(b)	$313,360,000(b)	$22,343(b)
Class A Common Stock, $1.00 par value per share (a)…………………….	100,000(c)	$39.17 (c)	$3,917,000(c)	$279(c)

(a)   Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers any additional securities which become issuable under the 2009 Key Employee Stock Plan or the 2009 Director Stock Plan as a result of any stock split, stock dividend or similar transactions effected without receipt of consideration which results in an increase in the number of shares of Common Stock outstanding.

(b)   Relates to Common Stock to be issued pursuant to the 2009 Key Employee Stock Plan.  Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 17, 2010, which was $39.17.

(c)   Relates to Common Stock to be issued pursuant to the 2009 Director Stock Plan.  Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on June 17, 2010, which was $39.17.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by John Wiley & Sons, Inc., a New York corporation (the "Company" or the "Registrant"), in order to register (1) 8,000,000 shares of our Class A Common Stock, par value $1.00 per share (the "Common Stock"), for issuance pursuant to the 2009 Key Employee Stock Plan (the "Key Employee Plan"), and (2) 100,000 shares of our Common Stock for issuance pursuant to the 2009 Director Stock Plan (the "Director Plan" and, collectively with the Key Employee Plan, the "Plans").   The Plans were described in our Definitive Proxy Statement for our 2009 Annual Meeting of Stockholders and were approved at this meeting on September 17, 2009.  In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the "Commission"), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Not filed as part of this Registration Statement pursuant to Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

(a)   The Company's latest Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Exchange Act or latest prospectus filed pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed;

(b)   All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant's latest Annual Report or prospectus referred to in (a) above;

(c)   The description of the Company's capital stock contained in the Registration Statement on Form 8-A/A filed on June 30, 1995, including any amendment or report updating such description.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company's Exchange Act file number with the Commission is 001-11507.

Item 4. Description of Securities

Not required.

Item 5. Interests of Named Experts and Counsel

Gary M. Rinck, Esq., Senior Vice President and General Counsel of the Company, has rendered an opinion as to the validity of the Common Stock offered hereby.  Mr. Rinck is eligible to receive awards under Key Employee Plan.  As of June 17, 2010, Mr. Rinck owned 62,075 shares of Common Stock (including 23,574 shares of restricted stock) and held options to purchase 62,500 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its shareholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation that it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

In addition, Article EIGHT of the Restated Certificate of Incorporation of the Company eliminates the personal liability of a director to the Company or its shareholders, except for those specific breaches resulting in liability for an act or omission with respect to which the NYBCL expressly provides that such provision in the Certificate of Incorporation shall not eliminate or limit such personal liability of the director.

Section 1 of Article VII of the Company's By-Laws provides that the Company shall, to the fullest extent permitted by the NYBCL, indemnify any director or officer of the Company or any wholly-owned subsidiary (or the personal representative of such director or officer) who is or was made or threatened to be made a party to or is involved in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including an action by or in the right of the Company or any of its subsidiaries or any other corporation, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan, or other enterprise), by reason of the fact that he or she is or was a director or officer of the Company, or at the request of the Company, is or was serving such subsidiary or other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise as director, officer, trustee, or in any other capacity, against judgments, fines, amounts paid or to be paid in settlement, excise tax or penalties, and costs, charges and expenses, including attorneys' fees, incurred in connection with such action or proceeding or any appeal therein, provided, however, that no indemnification shall be provided to such person if a judgment or other final adjudication adverse to such person establishes that (i) his or her acts (or those of the testator or intestate) were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she (or the testate or intestate) personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; provided, further, that where applicable, payment of such indemnification shall be made pursuant to the provisions of Section 723 of the NYBCL, as the same may be amended from time to time.

The indemnification rights conferred by the Certificate of Incorporation of the Company are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company will also provide liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended April 30, 1992) (SEC file number 001-11507)
4.2	Certificate of Amendment of the Certificate of Incorporation dated October 13, 1995 (incorporated by reference to Exhibit 3.2 of the Company's Report on Form 10-K for the year ended April 30, 1996)
4.3
Certificate of Amendment of the Certificate of Incorporation dated as of September 1998 (incorporated by reference to Exhibit 3(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1998)

4.4
Certificate of Amendment of the Certificate of Incorporation dated as of September 1999 (incorporated by reference to Exhibit 3(i) of the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 1999)

4.5	By-Laws as Amended and Restated dated as of September 2007 (incorporated by reference to Exhibit 3.5 of the Company's Annual Report on Form 10-K for the year ended April 30, 2008)
4.6	2009 Key Employee Stock Plan (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2009)
4.7	2009 Director Stock Plan (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the quarter ended October 31, 2009)
5	Opinion of Gary M. Rinck, Esq., Senior Vice President and General Counsel
23.1	Consent of KPMG LLP
23.2	Consent of Gary M. Rinck (included in Exhibit 5)
24	Power of Attorney (contained on signature page hereto)

Item 9. Undertakings

(a)      The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions and arrangements that exist whereby the Registrant may indemnify such persons against liabilities arising under the Securities Act, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoboken, State of New Jersey, on this 23rd day of June, 2010.

JOHN WILEY & SONS, INC.

By:	/s/ William J. Pesce
William J. Pesce
President, Chief Executive Officer and Director

Each person whose signature appears below constitutes and appoints William J. Pesce and Gary M. Rinck and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William J. Pesce	President, Chief Executive Officer and	June 23, 2010
William J. Pesce	Director (principal executive officer)

/s/ Ellis E. Cousens	Executive Vice President and Chief	June 23, 2010
Ellis E. Cousens	Financial and Operations Officer (principal financial officer)

/s/ Edward J. Melando	Vice President, Corporate	June 23, 2010
Edward J. Melando	Controller and Chief Accounting Officer (principal accounting officer)

/s/ Peter B. Wiley	Chairman of the Board	June 23, 2010
Peter B. Wiley

/s/ Warren J. Baker	Director	June 23, 2010
Warren. J. Baker

/s/ Richard M. Hochhauser	Director	June 23, 2010
Richard M. Hochhauser

/s/ Matthew S. Kissner	Director	June 23, 2010
Matthew S. Kissner

/s/ Raymond W. McDaniel, Jr.	Director	June 23, 2010
Raymond W. McDaniel, Jr.

/s/ Eduardo Menascé	Director	June 23, 2010
Eduardo Menascé

/s/ William B. Plummer	Director	June 23, 2010
William B. Plummer

/s/ Kalpana Raina	Director	June 23, 2010
Kalpana Raina

/s/ Bradford Wiley II	Director	June 23, 2010
Bradford Wiley II

EXHIBIT INDEX

Exhibit No.	Description
5	Opinion of Gary M. Rinck, Esq., Senior Vice President and General Counsel
23.1	Consent of KPMG LLP
23.2	Consent of Gary M. Rinck (included in Exhibit 5)
24	Power of Attorney (contained on signature page hereto)

Exhibit 5

June 23, 2010

John Wiley & Sons, Inc.
111 River Street
Hoboken, New Jersey 07030

Ladies and Gentlemen:

I am Senior Vice President and General Counsel of John Wiley & Sons, Inc. (the "Company"), a New York corporation, and as such, I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to (1) 8,000,000 shares of the Company's Class A common stock, par value $1.00 per share (the "Common Stock"), which may be issued to employees in accordance with the 2009 Key Employee Stock Plan (the "Key Employee Plan"), and (2) 100,000 shares of the Company's Common Stock, which may be issued to non-employee directors in accordance with the 2009 Director Stock Plan (the "Director Plan and, together with the Key Employee Plan, the "Plans").

I have examined a copy of the Plans and the Registration Statement (including the exhibits thereto). In addition, I have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

I hereby advise you that in my opinion the shares of Common Stock issuable in accordance with the Key Employee Plan and the shares of Common Stock issuable in accordance with the Director Plan, when duly issued as contemplated by the Registration Statement, the Prospectus and the respective Plan for the consideration provided for therein, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

I am a member of the Bar of the State of New York and do not express any opinion herein concerning any law other than the law of the State of New York.

I hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and the reference to me under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gary M. Rinck

Gary M. Rinck

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
John Wiley & Sons, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of John Wiley & Sons, Inc. 2009 Key Employee Stock Plan and 2009 Director Stock Plan (the “Company”) of our report dated June 23, 2010, with respect to the consolidated statements of financial position of the Company as of April 30, 2010 and 2009, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended April 30, 2010, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of April 30, 2010, which report appears in the April 30, 2010 annual report on Form 10-K of the Company.

(signed) KPMG LLP

New York, New York

June 23, 2010